Bacterin International Holdings, Inc.
Announces Fourth Quarter Revenues

BELGRADE, MT - February 20, 2013 - Bacterin International Holdings, Inc. (NYSE MKT: BONE), a leader in the development of revolutionary bone graft material and antimicrobial coatings for medical applications, today announced preliminary revenues for the fourth quarter and full year ended December 31, 2012.

The company expects to report revenues of approximately $8.1 million in the fourth quarter of 2012, compared to revenues of $9.1 million in the fourth quarter of 2011 and revenues of $8.9 million in the third quarter of 2012.

Revenues for the full-year of 2012 are expected to be $33.0 million, which is a 9% increase over $30.1 million for the twelve months ended December 31. 2011.  Excluding the impacts of distributor stocking orders, revenues for the full-year of 2012 would have increased 14% over 2011.

“Revenues during the fourth quarter were softened by orders anticipated to close during the period, which have shifted into our prospective pipeline for 2013. Although we were successful in generating orders during the fourth quarter, our revenues for the year were lower than our prior guidance. I have been pleased with the progress we have made to adapt our strategy to mitigate the competitive headwinds and pricing pressure we are experiencing in the marketplace”, said Guy Cook, Bacterin International's Chief Executive Officer. "Strategic initiatives that we implemented during the fourth quarter are beginning to bear fruit and we are improving our capabilities as a company."

Mr. Cook continued,” For 2013 we expect revenues to be between $38 and $40 million, which represents an increase of approximately 15% to 20% over 2012. A component of our growth strategy going forward will be to create additional sales channels that will continue to grow our top-line and enhance our market position. These opportunities represent potential upside to our guidance for 2013 and have not been included due to the intricacies in determining the timing of these transactions”.

About Bacterin International Holdings

Bacterin International Holdings, Inc. (NYSE MKT: BONE) develops, manufactures and markets biologics products to domestic and international markets. Bacterin's proprietary methods optimize the growth factors in human allografts to create the ideal stem cell scaffold to promote bone, subchondral repair and dermal growth. These products are used in a variety of applications including enhancing fusion in spine surgery, relief of back pain, promotion of bone growth in foot and ankle surgery, promotion of cranial healing following neurosurgery and subchondral repair in knee and other joint surgeries.

Bacterin's Medical Device division develops, employs, and licenses bioactive coatings for various medical device applications. For further information, please visit www.bacterin.com.

Important Cautions Regarding Forward-looking Statements

This news release contains certain disclosures that may be deemed forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to significant risks and uncertainties. Forward-looking statements include statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as "continue," "efforts," "expects," "anticipates," "intends," "plans," "believes," "estimates," "projects," "forecasts," "strategy," "will," "goal," "target," "prospects," "potential," "optimistic," "confident," "likely," "probable" or similar expressions or the negative thereof. Statements of historical fact also may be deemed to be forward-looking statements. We caution that these statements by their nature involve risks and uncertainties, and actual results may differ materially depending on a variety of important factors, including, among others: the Company's ability to achieve projected sales targets, the Company’s ability to successfully close transactions with stocking distributors, the Company’s ability to achieve projected market penetration despite industry wide pricing pressure, the Company’s ability to launch beta and full product releases, the Company's ability to obtain FDA concurrence use for anti-microbial coatings in a timely manner; the Company's ability to meet its obligations under existing and anticipated contractual obligations; the Company's ability to develop, market, sell and distribute desirable applications, products and services and to protect its intellectual property; the ability of the Company's sales force to achieve expected results; the ability of the Company's customers to pay and the timeliness of such payments, particularly during recessionary periods; the Company's ability to obtain financing as and when needed; changes in consumer demands and preferences; the Company's ability to attract and retain management and employees with appropriate skills and expertise; the impact of increased taxation, changes in market, legal and regulatory conditions and in the applicable business environment, including actions of competitors; and other factors. Additional risk factors are listed in the Company's Annual Report on Form 10-K under the heading "Risk Factors." The Company undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, except as required by law.

Investor Contact:

COCKRELL GROUP

Rich Cockrell,

212.521.4138

investorrelations@thecockrellgroup.com

cockrellgroup.com

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